As filed with the Securities and Exchange Commission on June 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DAYSTAR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	84-1390053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13 Corporate Drive, Halfmoon, New York 12065

(518) 383-4600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JOHN R. TUTTLE

Chief Executive Officer

DAYSTAR TECHNOLOGIES, INC.

13 Corporate Drive, Halfmoon, New York 12065

(518) 383-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to.

Leslie M. Apple, Esq.

Whiteman Osterman & Hanna, LLP

One Commerce Plaza

Albany, New York 12060

(518) 487-7600

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,556,168	$11.31	$40,220,008	$4,303.54

[1]	Includes 1,695,652 shares of the Registrant’s common stock issuable to the selling shareholders upon conversion of a certain outstanding convertible note or as repayment of principal due thereunder, 75,732 shares of the Registrant’s common stock that may be issued to the selling shareholders as payment of interest on such outstanding note, 1,784,784 shares of the Registrant’s common stock that may be issued to the selling shareholders upon exercise of warrants for the purchase of shares of common stock. The common stock offered hereby shall, in accordance with Rule 416 under the Securities Act, also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from subsequent stock issuances, stock splits, stock dividends or other similar transactions.
[2]	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Capital Market on June 5, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 7, 2006

PROSPECTUS

DAYSTAR TECHNOLOGIES, INC.

1,695,652 Shares of Common Stock

Issuable upon Conversion of an Outstanding Senior Convertible Note or as Repayment of Principal Due Thereunder

75,732 Shares of Common Stock

Issuable as Payment of Interest on Outstanding Convertible Note

1,784,784 Shares of Common Stock

Issuable Upon Exercise of Warrants

This prospectus may be used only in connection with the resale, from time to time, of up to 1,695,652 shares of our Common Stock, $0.01 par value, that may be acquired by the selling shareholders upon conversion of an outstanding senior convertible note or as repayment of principal due thereunder, up to 75,732 shares of our Common Stock that may be acquired by the selling shareholders as payment of interest on such outstanding senior convertible note, and up to 1,784,784 shares of our Common Stock that may be acquired by the selling shareholders upon exercise of warrants for the purchase of shares of our Common Stock. All of the shares, the senior convertible note and the warrants were issued to the selling shareholders in private placement transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our Common Stock. Additional information on the selling shareholders, and the times and manner in which they may offer and sell shares of our Common Stock under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

We will not receive any proceeds from the sale of these shares by the selling shareholders under this prospectus. Our obligation to pay amounts otherwise due under the Senior Convertible Note will, however, be reduced as a result of the issuance of our Common Stock in conversion of, or the payment of the principal of, or interest on, the Senior Convertible Note. Moreover, we will receive proceeds upon the cash exercise of the warrants, to the extent the warrants are exercised for cash. The warrants have exercise prices ranging from $3.00 to $17.25 per share.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.” On June 5, 2006, the last reported sale price of our Common Stock was $9.90 per share.

Investing in our Common Stock involves certain risks. See “ Risk Factors” beginning on page 10 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus and the other documents we refer to or incorporate by reference carefully, including the section entitled “Risk Factors” in this prospectus and our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-KSB for the year ended December 31, 2005. When used in this prospectus, unless otherwise indicated, the terms “DayStar,” “we,” “us” and “our” refer to DayStar Technologies, Inc.

About DayStar

We are engaged in the development, manufacturing, and marketing of photovoltaic (“PV”) products that convert sunlight directly into electricity (the “PV” effect). Specifically, we have developed a thin-film solar cell based upon the copper-indium-gallium-selenide semiconductor material system, commonly known as CIGS. DayStar’s CIGS solar cell is differentiated from a majority of the competition by its mechanical flexibility and durability. Our intention is to develop and manufacture this product so that it is competitive or superior to the competition in performance, cost, and durability.

We are on target to complete our current process development initiatives and transition from pilot-scale to commercial-scale production on our Gen II manufacturing line by the end of the second quarter of 2006. The production line employs both batch and in-line continuous (“batch-continuous”) processing methodologies. This production line is intended to serve as proof of product and production viability of discrete Photovoltaic Foils™. After operating this manufacturing line at commercial-scale production for an extended period of time, we will have completed the objective of our Gen II program.

Accordingly, we are now concentrating the majority of our engineering efforts and associated funding on bringing our higher volume and lower cost Gen III™ products on line. Successful implementation of our Gen III™ continuous manufacturing process could enable us to produce thin-film CIGS solar cells with the same efficiency and functionality as wafer-Si solar cells that now dominate the market at approximately one-half, or less, of the current production cost of a wafer-Si cell. We project that our Gen III™ production line will be installed in an expanded manufacturing facility in New York in early 2007 and will have a target capacity of 10 MW per year. Additional production tools are planned to expand to a target capacity in excess of 20 MW per year by the end of 2007. Once efficacy of our Gen III™ product and production processes has been proven, we will be in a position to replicate this platform and expand our total production capacity.

DayStar Technologies, Inc. is a Delaware corporation incorporated in 1997. DayStar’s principal executive office is located at 13 Corporate Drive, Halfmoon, New York 12065. Our telephone number is (518) 383-4600. Our website is located at www.daystartech.com. The information that can be accessed through our website is not part of this prospectus.

Private Placement of Convertible Note and Warrants

On May 25, 2006, we entered into a series of agreements with Castlerigg Master Investments, Ltd. (the “Investor”), pursuant to a private placement transaction providing for, among other things, the issuance of a senior convertible note for aggregate gross proceeds of $15 million (“Note”), a Class A Warrant for 782,609 shares of the Company’s $.01 par value per share Common Stock (“Common Stock”) and a Class B Warrant for 550,725 shares of Common Stock. The Class B Warrant will, however, be exercisable for zero shares of stock until the Company causes a mandatory conversion of the Note into shares of Common Stock. The agreements include, without limitation, a Securities Purchase Agreement, a Senior Convertible Note, a Class A and a Class B Warrant to Purchase Common Stock, a Registration Rights Agreement, an Escrow Agreement and various ancillary certificates, disclosure schedules and exhibits in support thereof, each dated May 25, 2006. The following is a summary of each of those agreements. These summaries are not complete, and are qualified in their entirety by reference to the full text of the agreements, each of which is attached as an exhibit to the Current Report on Form 8-K, which was filed by the Company on May 26, 2006. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

The gross proceeds to us were approximately $15,000,000, and could be up to $34,400,000, if each of the Class A and Class B warrants is exercised in full, in cash. We intend to use the proceeds for working capital and general corporate purposes. We will not receive any proceeds from the selling shareholders from the sale of the shares pursuant to this prospectus.

Pursuant to the Registration Rights Agreement dated May 25, 2006, we agreed to register for resale 3,504,718 shares of our Common Stock issuable upon conversion of the Note, or as repayment of principal due thereunder, as payment of interest on such note and upon exercise of the Class A and Class B Warrants. The 3,504,718 shares are equal to 130% of the shares issuable upon conversion of the principal and interest payments on the Note and the exercise of the Class A and Class B Warrants, without any adjustments. Pursuant to that agreement, we have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus is a part, to register for resale those shares.

In this prospectus, we refer to our Common Stock simply as “Common Stock”, the Senior Convertible Note described above as “Note” and the Class A and Class B Warrants to Purchase Common Stock described above as the “Warrants.” Additionally, Castlerigg and the consultants described in the Selling Shareholder section of this prospectus may, from time to time, be referred to collectively as the “Selling Shareholders” in this prospectus.

Securities Purchase Agreement

The Securities Purchase Agreement provides for the purchase by the Investor and the sale by the Company of a Senior Convertible Note in the aggregate principal amount of $15 million and the issuance of a Class A and a Class B Warrant to Purchase Common Stock. The Securities Purchase Agreement contains representations and warranties of the Company and the Investor which are typical for transactions of this type. The representations and warranties made by the Company in the Securities Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the Investor as part of the Securities Purchase Agreement. Accordingly, the representations and warranties contained in the Securities Purchase Agreement should not be relied upon by third parties who have not reviewed those disclosure schedules.

The Securities Purchase Agreement contains covenants on the part of the Company which are typical for transactions of this type, as well as the following covenants:

•	the obligation to use the proceeds for working capital purposes, but not for the repayment of any other outstanding debt of the Company or its subsidiaries for borrowed money and not for the redemption or repurchase of any equity securities of the Company or any of its subsidiaries;

•	the obligation to not, while the Senior Convertible Note is outstanding, directly or indirectly redeem, or pay any cash dividend or distribution on the Company’s Common Stock, without the consent of the holders of the Senior Convertible Note;

•	the obligation to not issue any additional Senior Convertible Notes or any variable future priced securities;

•	the obligation to not file any registration statements with the SEC within three (3) months following the date the registration statement required by the Registration Rights Agreement is declared effective by the SEC;

•	the obligation of the Company to offer, for a period of two years from the closing date, to the Investor, the opportunity to participate in any subsequent securities offerings by the Company in an aggregate amount up to $15,000,000, subject to certain exceptions; and

•	the obligation to seek stockholder approval of the transaction and if, despite the Company’s best efforts, stockholder approval is not obtained on or before November 30, 2006, to continue to seek stockholder approval every three months thereafter until such stockholder approval is obtained, the Senior Convertible Note is no longer outstanding, or August 30, 2007, whichever occurs first.

The Securities Purchase Agreement also obligates the Company to indemnify the Investor and other holders of the securities issued to them for certain losses resulting from (1) any misrepresentation or breach of any representation or warranty made by the Company, (2) any breach of any obligation of the Company, and (3) certain third party claims.

Senior Convertible Note

The Senior Convertible Note has an aggregate principal amount of $15 million and is convertible into shares of the Company’s Common Stock at an initial conversion price of approximately $11.50 per share, subject to adjustment (the “Conversion Price”). The Senior Convertible Note matures at the end of the eight month period beginning on the earlier of two weeks after the date on which the SEC has declared effective (the “Effective Date”) the registration statement that is required to be filed by the Registration Rights Agreement (“Registration Statement”) or on September 25, 2006 (the “Initial Maturity Date”), which is the four month anniversary of the closing date, subject to the right of the holder to extend the date for the payment of any installment of principal described below. The Senior Convertible Note bears interest at the rate of 7.5% per annum, which rate is increased to 10% upon the occurrence of an event of default under the Senior Convertible Note.

Repayment of Principal

The principal amount of the Senior Convertible Note is to be repaid in eight equal installments of $1,875,000, on each monthly anniversary of the Initial Maturity Date. Such principal payments may be paid in cash or, at the option of the Company, if certain conditions are satisfied, in shares of the Company’s Common Stock. Any shares of Common Stock used to pay an installment of Principal will be valued at the lower of the Conversion Price or a 13.5% discount to the volume weighted average price of the Company’s price for the five days preceding the payment date.

Subject to the Company’s right to require the Investor to convert all or a portion of the Senior Convertible Note, which is discussed below, the Investor may, upon notice to the Company, elect to defer payments with respect to a maximum of $7.5 million for a period of up to two years from the date such installment was originally due. Moreover, in the event that the arithmetic average of the weighted average price of the Common Stock for the five trading days preceding an installment payment date equals or exceeds 150% of the Conversion Price, the installment payment will be deferred to the maturity date.

Payment of Interest

Interest on the Senior Convertible Note is payable quarterly and may, at the option of the Company, if certain conditions are satisfied, be paid by the issuance of Common Stock. Any shares of Common Stock used to pay interest will be valued at 86.5% of the arithmetic average of the weighted average price of the Common Stock for the five trading days preceding the interest payment date.

Conversion

The Senior Convertible Note is convertible at the option of the holders into shares of the Company’s Common Stock at an initial conversion price of approximately $11.50 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to an anti-dilution “weighted average” adjustment which, in the event that the Company is deemed to be issuing certain securities at a price lower than the then applicable conversion price, reduces the conversion price to a lower price that is the weighted average of the current conversion price and the price at which the Company is deemed to be issuing its Common Stock.

Subject to certain conditions, the Company may require the Investor to convert 50%, subject to certain limitations, or 100% of the Senior Convertible Note after the SEC has declared effective the Registration Statement. If the Company elects to require such mandatory conversion and the number of shares underlying the Class B Warrant, which is discussed below, that become exercisable in the aggregate by virtue of the Company’s requiring a mandatory conversion, is less than 60% of the quotient of the Conversion Amount of such mandatory conversion divided by the arithmetic average of the weighted average price of the Company’s Common Stock for the five trading days prior to the applicable notice of conversion (the “Uncovered Shares”), then it must issue additional Class B Warrants to the Investor to purchase the Uncovered Shares. The Class B Warrants to be issued pursuant to this transaction are not of the same class, and have different terms, than the Company’s currently outstanding Class B public warrants. The terms of this Class B Warrant are substantially similar to the terms of the Class A Warrant, which is discussed below, except as described below and except that the exercise price of the Class B Warrant will be $17.25 per share, subject to adjustment. The Class B Warrant will terminate contemporaneously with the Class A Warrant.

The Senior Convertible Note contains certain limitations on optional and mandatory conversion. For example, it provides that no conversion may be made if, after giving effect to the conversion, the Investor would own in excess of 4.99% of the Company’s outstanding shares of Common Stock. This percentage may, however, be increased, up to 9.99%, at the option of the Investor, upon notice to the Company. Additionally, absent stockholder approval of the transaction, the Company may not issue to the Investor shares of its Common Stock exceeding an amount equal to 19.99% of its outstanding shares of Common Stock. Moreover, whether or not stockholder approval is obtained, the Company is not obligated to issue any shares of its Common Stock pursuant to the Senior Convertible Note, if such issuance, when aggregated with all other shares it has issued in connection with this transaction, other than pursuant to exercise of the Warrant, would exceed 1,968,217 shares.

The Senior Convertible Note imposes penalties on the Company for any failure to deliver any shares of its Common Stock issuable upon conversion.

Events of Default

The Senior Convertible Note contains a variety of events of default which are typical for transactions of this type, as well as the following events:

•	the failure of the Registration Statement required by the Registration Rights Agreement to be declared effective by the SEC within sixty days after the date required by the Registration Rights Agreement or the lapse or unavailability of such Registration Statement for more than twenty consecutive days or more than an aggregate of sixty days in any 365-day period (other than allowable grace periods under the Registration Rights Agreement);

•	the suspension from trading or failure of the Common Stock to be listed for trading for more than five consecutive days or more than an aggregate of ten days in any 365-day period;

•	the failure to issue shares upon conversion of the Senior Convertible Note for more than ten business days after the relevant conversion date or a notice of the Company’s intention not to comply with a request for conversion; and

•	the failure for ten consecutive business days to have reserved for issuance the full number of shares issuable upon conversion of the Senior Convertible Note.

If there is an event of default, then the Investor has the right to redeem all or any portion of the Senior Convertible Note, at the greater of (i) up to 115% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default, and (ii) the closing sale price for the Company’s Common Stock on the date immediately preceding the event of default multiplied by the number of shares into which the Note (including all principal, interest and late fees) may be converted.

Fundamental Transactions

The Senior Convertible Note prohibits the Company from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of the obligations of the Company under the Senior Convertible Note and the other transaction documents.

Moreover, in the event of such a transaction, the Investor has the right to force redemption of the Senior Convertible Note, at the greater of (i) the product of (x) 125% of the sum of the amount of principal, interest and late fees to be redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Company’s Common Stock after the announcement of a change of control by (B) the conversion price, and (ii) 125% of the sum of the principal and interest and late fees.

Redemption

At any time on or after the Initial Maturity Date, the Investor may accelerate the redemption of a portion of the Senior Convertible Note, in an amount equal to the product of (x) the number of shares of Common Stock that is 20% of the aggregate trading volume of the Common Stock over the prior twenty trading day period, multiplied by (y) the lower of 86.5% of the arithmetic average of the weighted average price of the Common Stock for the five trading days preceding the date on which it delivers its notice of redemption and the Conversion Price.

Covenants

The Senior Convertible Note contains a variety of covenants on the part of the Company, which are typical for transactions of this type, as well as the following covenants:

•	in the event that the Company’s closing share price falls below $9 for ten consecutive trading days, the obligation of the Company to deposit an amount of cash equal to 30% of the then outstanding principal amount of the Senior Convertible Note into escrow. The parties have agreed, however, that in no event shall the total amount of escrowed funds exceed $3 million. In the event that Company’s Common Stock trades at $10 per share or above for 10 consecutive trading days following the Company’s escrow deposit, the Company may receive the escrowed funds. This process will continue until the Senior Convertible Note is repaid;

•	the obligation to reserve out of the Company’s authorized and unissued Common Stock a number of shares equal to 130% of the number of shares of Common Stock issuable upon conversion of the Senior Convertible Note;

•	the obligation to not incur other indebtedness, except for certain permitted indebtedness;

•	the obligation not to incur liens, except for certain permitted liens;

•	the obligation not to, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

Participation Rights

The holders of the Senior Convertible Note are entitled to receive any dividends paid or distributions made to the holders of the Company’s Common Stock on an as if converted basis.

Limitations on Transfer

In addition to customary limitations on the transfer which are typical for transactions of this type, the Investor is prohibited from transferring the Senior Convertible Note to a competitor of the Company.

Purchase Rights

If the Company issues options, convertible securities, warrants or similar securities to holders of its Common Stock, the Investor shall have the right to acquire the same as if it had converted the Senior Convertible Note.

Class A and Class B Warrants

The Class A Warrants entitle the holders thereof to purchase up to an aggregate of 782,609 shares of the Company’s Common Stock for a period of five years at an exercise price of $12.65 per share. The Class B Warrants entitle the holders thereof to purchase sixty percent of the quotient of (x) the amount converted pursuant to the Company’s mandatory conversion of the Note divided by (y) the arithmetic average of the weighted average price of the Common Stock on each of the five consecutive trading days immediately preceding the date of the forced conversion by the Company. The Class B Warrants are coterminous with the Class A Warrants and are exercisable at an exercise price of $17.25 per share. The Warrants provide for exercises for cash as well as for cashless exercises under certain conditions.

Similar to the Senior Convertible Note, the Warrants require payments to be made by the Company for failure to deliver the shares of Common Stock issuable upon exercise. It also contains similar limitations on exercise, including the limitation that the Investor may not own in excess of 4.99% of the Company’s outstanding shares of Common Stock (subject to an increase, at the option of the Investor, of up to 9.99%) and the limitation that, absent stockholder approval of the transaction, the Company may not issue to the Investor shares of its Common Stock exceeding an amount equal to 19.99% of its outstanding shares of Common Stock.

Anti-Dilution Protection

The exercise price of the Class A Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustments for stock splits, combinations or similar events. Moreover, except in the case of issuances of certain excluded securities, in the event that the Company issues additional securities (“cheap stock”) at a purchase price less than the current exercise price, the Investor’s exercise price shall be reduced to an amount equal to the new issuance price unless such amount is greater than the exercise price then in effect, in which case the exercise price then in effect shall not be adjusted.

In addition, in the event that the Company issues warrants at an exercise price of less than $22 per share to the holders of its outstanding Class B public warrants in an attempt to encourage such holders to exercise such warrants, then the exercise price with respect to the Class A Warrants then in effect shall be reduced by an amount equal to the difference between $22 and the per share exercise price of such new warrants unless such difference is less than $1.00.

If the price of the Company’s Common Stock exceeds two times the original exercise price with respect to the Warrants for 90 consecutive trading days, the Warrants shall no longer be subject to the cheap stock anti-dilutive protection.

The Class B Warrants are subject to similar anti-dilution protection, but in the event that the Company issues cheap stock, the exercise price of the Class B Warrants will be equal to 150% of the conversion price of the Senior Convertible Note, as then in effect.

Fundamental Transactions

Upon the occurrence of a transaction involving a change of control, the holders of the Class A Warrants will have the right, among others, to have the Warrants repurchased for a purchase price in cash equal to the Black Scholes value (as calculated pursuant to the Warrants) of the then unexercised portion of the Warrants. The Class

B Warrant is not subject to this provision until after a mandatory conversion of the Senior Convertible Note by the Company (the “Conversion Trigger Date”).

Purchase Rights

If the Company issues options, convertible securities, warrants, stock, or similar securities to holders of its Common Stock, the Investor shall have the right to acquire the same as if it had exercised the Warrants. The Class B Warrant is not subject to this provision until the Conversion Trigger Date.

Shares Issuable Pursuant to this Transaction

The maximum number of shares of Common Stock issuable by the Company pursuant to this transaction if shareholder approval is not obtained is 1,311,488 shares, or 19.99% of the Company’s outstanding shares on the closing date of the transaction. If shareholder approval is obtained, the maximum number of shares issuable by the Company pursuant to the transaction is 3,359,806, which includes 1,968,217 shares issuable upon conversion and penalties on the Note (which is limited to 30% of the Company’s outstanding shares on the closing date of the transaction), 58,255 shares issuable as payment of interest on the Note (assuming all interest is paid in shares of Common Stock), 782,609 shares issuable upon exercise of the Class A Warrant and, if the Company forces the Investor to convert the Note in certain circumstances as described above, 550,725 shares issuable upon exercise of the Class B Warrant.

Registration Rights Agreement

The Registration Rights Agreement requires the Company to file a registration statement for the resale of a number of shares of Common Stock equal to 3,504,718 shares, which is equal to 130% of the number of shares issuable upon conversion of the Senior Convertible Note, the payment of interest on, and principal of, the Senior Convertible Note, and upon exercise of the Warrants. The registration statement must be filed within 30 days of the closing date, must be declared effective by the SEC within 120 days (or 90 days if there is no review of the registration statement by the SEC), and must remain effective and available for use until the earlier of the date the Investor can sell all of the securities covered by the registration statement without restriction pursuant to Commission Rule 144(k) and the date all of such securities have been sold pursuant to the registration statement. If the Company fails to meet the deadlines for the filing or the effectiveness of the registration statement or, subject to certain “grace periods” periods of up to 10 consecutive days (but no more than 30 days in any 365-day period), if the registration statement is unavailable after it becomes effective, the Company is required to pay liquidated damages of 2% of the outstanding principal amount of the Senior Convertible Note on the date of such failure and on every 30th day thereafter until such failure is cured. If the Company fails to have the Registration Statement declared effective within 120 days, it will owe an additional penalty of 2% of the outstanding principal amount of the Senior Convertible Note on the date of such failure. The total penalties payable for failure to have a Registration Statement declared effective are capped at 10%. The Registration Rights Agreement provides for customary indemnification for the Company and the Investor.

Escrow Agreement

Under the terms of the Escrow Agreement, the Company has agreed that, in the event that the Company’s closing share price falls below $9 for ten consecutive trading days, the Company will deposit an amount of cash equal to 30% of the then outstanding principal amount of the Senior Convertible Note into escrow, provided that in no event shall the total amount of escrowed funds exceed $3 million, and the escrow agent has agreed to hold and administer such escrowed funds. In the event that the Company’s Common Stock trades at $10 per share or above for ten consecutive trading days following the Company’s escrow deposit, the escrowed funds may be disbursed to the Company. This process will continue until the Senior Convertible Note is repaid. The Escrow Agreement contains provisions which are typical for transactions of this type.

Warrants Issued to Consultants

The Company issued warrants exercisable for 51,450 shares of Common Stock in payment for services, to the following consultants: John Peter Lynch, David P. Buemi, Stuart H. Brody and Thomas A. Polich (“Consultants”). All services were contracted for and completed, prior to January 26, 2006. All warrants issued to Consultants have an exercise price of $3.00 per share and were subject to immediate vesting upon issuance. The warrants issued to Consultants were non-transferable and did not contain any registration rights. The warrants contained protection for the Consultants in the event of stock splits and stock dividends, but contained no other anti-dilution protection. All consultants, other than Tom Polich, have and had only a consulting relationship with the Company. Mr. Polich, after serving as a consultant, became in-house General Counsel to the Company in April, 2005.

The Offering

Issuer	DayStar Technologies, Inc., a Delaware corporation.

Securities Offered

Up to 3,556,168 shares of our Common Stock, which includes (i) 1,695,652 shares of our Common Stock that may be acquired by the Investor upon conversion of the Note or as repayment of principal due thereunder, (ii) up to 75,732 shares of our Common Stock that may be acquired by the Investor as payment of interest on such Note, (iii) 1,733,334 shares of our Common Stock that may be acquired by the Investor upon exercise of the Class A and Class B Warrants, and (iv) 51,450 shares of our Common Stock that may be acquired by the Consultants upon exercise of the Consultant Warrants. Anti-dilution provisions contained in the Note and the Class A and Class B Warrants issued to the Investor provide that for so long as the Note and Class A and Class B Warrants remain outstanding, if we issue any shares of Common Stock or securities convertible into Common Stock to persons other than the Investor for a consideration per share less than the fixed conversion price then in effect with respect to the Note (which, as of the date of this prospectus is $11.50), or the fixed exercise price of the Warrants, as applicable, the fixed conversion price for the Note and the exercise price of the Class A and Class B Warrants will be reduced and the Note will be convertible into a greater number of shares of our Common Stock, as determined by a formula set forth in the Note and the Class A and Class B Warrants, respectively.

Use of Proceeds

We will not receive any proceeds from the resale of the shares offered by the Investor that are issuable upon conversion of the outstanding Note or the resale of the shares issuable as payment of principal and/or interest thereunder. Our obligation to pay amounts otherwise due under the Note will, however, be reduced as a result of the issuance of our Common Stock in conversion or redemption of, or the payment of the principal of, or interest on, the Note. Moreover, we will not receive any proceeds from the resale of the shares offered by the Selling Shareholders upon exercise of the Warrants and the Consultant Warrants, as the case may be. We will, however, receive proceeds upon the cash exercise of the Warrants and the Consultant Warrants, to the extent they are exercised for cash. The Class A Warrant has an exercise price of $12.65 per share. The Class B

Warrant has an exercise price of $17.25 per share. The warrants issued to consultants have an exercise price of $3.00 per share. The Class A and Class B Warrants can, in certain limited circumstances, be exercised on a net-exercise basis, which would generate no cash for us but which would result in the issuance of fewer shares upon exercise.

Trading	Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.”

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 10 of this prospectus in deciding whether or not to invest in the Common Stock.

The Selling Shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our Common Stock. See the section of this prospectus entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations financial results. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

Risks Relating to Our Business

We may be unable to raise additional capital to complete our development, manufacturing and commercialization plans and the failure to do so will significantly harm our business plans, prospects, results of operations and financial condition. We expect that our available cash will only be sufficient to finance our Gen II activities through early 2007. We do not believe that we will become profitable through our Gen II activities and we believe we will need to develop, implement and commercialize Gen III™ processes in order to eventually achieve profitability. Commercializing Gen III™ products and processes is dependant on a number of factors, including further product and manufacturing process development; development of large-scale production capabilities; completion, refinement and management of our supply chain; completion, refinement, and management of our distribution channel; and further work on standards critical to consumer acceptance. All of this will be expensive and require significant capital resources that are well in excess of all current resources available to us. We believe that we will need to raise additional funds. Additional financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such funds will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. If we can’t raise necessary capital, when we need it and on favorable terms, it could significantly harm our business plans, prospects, results of operations and financial condition.

We may not successfully develop products or manufacturing processes for Gen III™ in the timeframes we have discussed, if ever, and any significant delays or the failure to do so will harm our business plans, prospects, results of operations and financial condition. We expect our manufacturing development work to continue on our Gen II production line throughout 2006, during which time we will be developing manufacturing processes for Gen III™. Gen III™ technology is a new technology with many technical, engineering and process challenges that still remain unsolved. There may be technical barriers to development of Gen III™ products and processes. Development of products and manufacturing processes for Gen III™ may not succeed or may be significantly delayed. The Gen III™ thin-film solar cells will be produced through a manufacturing process that has not yet been constructed or tested on a commercial scale specific to the solar cell industry. If we fail to successfully develop our thin-film manufacturing process, or if there are significant delays in development, we are unlikely to recover those losses, which may make it impossible for us to make sales of products or become profitable, which would significantly harm our business plans, prospects, results of operations and financial condition.

We have limited experience manufacturing solar cells on a commercial basis. If we do not acquire the necessary manufacturing capabilities, it will harm our business plans, prospects, results of operations and financial condition. To date, we have focused primarily on small scale manufacturing, research and development and have limited experience manufacturing solar cells on a commercial basis. We are continuing to develop our manufacturing capabilities and processes. We do not know whether the processes we have developed thus far will be capable of supporting large-scale manufacturing, or whether we will be able to develop the other processes necessary for large-scale manufacturing of solar cells that meet the requirements for cost, schedule, quality, engineering, design, production standards and volume requirements. Failure to develop or procure such manufacturing capabilities will significantly harm our business plans, prospects, results of operations and financial condition.

We currently sell Gen II solar cells at a loss. If we are unable to reduce the costs of Gen III™ solar cells, it will significantly harm the Company’s business plans, prospects, results of operations and financial condition. We may not be able to achieve our manufacturing cost targets for our solar cells, which could prevent us from ever becoming profitable. If we cannot achieve our targeted unit production costs or if we experience difficulties in our pilot manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability to effectively enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, it will significantly harm our business plans, prospects, results of operations and financial condition.

In order to meet our commercialization goals, we are experiencing rapid change and growth. If we fail to manage this change and growth effectively it will harm our business plans, prospects, results of operations, cash flows and financial condition. The development of our Gen III™ manufacturing technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we will need to successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems. If we fail to manage the expansion of our business effectively, it will harm our business, results of operations and financial condition.

Our products have never been sold on a mass market commercial basis and we do not know whether they will be accepted by the market. If our products are not accepted by the market, it will harm our business plans, prospects, results of operations and financial condition. Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower price per watt may be adversely affected by a number of factors, many of which are beyond our control, including but not limited to:

•	Our failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

•	Competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	Our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners; and

•	Customer acceptance of our products.

If our proposed products fail to gain market acceptance, it will harm our business plans, prospects, results of operations and financial condition.

Since our inception, we have incurred net losses and anticipate continued net losses. If we do not become profitable and sustain profitability, it will harm our business plans, prospects, results of operations and financial condition. Since our inception we have incurred net losses and have negative cash flows from operations. As a result of ongoing operating losses, we also had an accumulated deficit of $17,297,033 as of March 31, 2006. We expect to incur substantial losses over at least the next year, and may never become profitable. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase in the near future as we seek to build our pilot manufacturing operations, develop our sales and distribution network, continue to develop our manufacturing technologies, implement internal systems and infrastructure, and hire additional personnel. We do not expect to become profitable until after Gen III™ is in production. These ongoing financial losses may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

If we experience significant delays, cost over runs and technical difficulties in installing manufacturing capacity, it will harm our business plans, prospects, results of operations and financial condition. Completing the installation of equipment in our Halfmoon manufacturing facility may require significant additional investment of capital and substantial engineering expenditures, and is subject to significant risks, including risks of delays, equipment problems, cost overruns and other start-up and operating difficulties. Our manufacturing processes use both off-the-shelf and custom-built equipment. While most of the Halfmoon manufacturing facility equipment has been received, this equipment may take longer and cost more to debug than planned and may never operate as designed. If we experience any of these or similar difficulties, we may be unable to complete our pilot manufacturing lines. Without our manufacturing line, we would likely have no manufacturing capacity, revenues or earnings, and you would lose your entire investment.

We were formed in 1997 and have a very limited operating history and history of financial results. Our inexperience may cause you to lose your investment. There is little meaningful historical financial or other information available upon which you can base your evaluation of our business and prospects. We have not begun commercial production. In addition, at this stage in our implementation of our business plan we have less insight into how market and technology trends may affect our business. The revenue and income potential of our business is unproven. As a result, you should consider our business and prospects in light of our lack of operating history and the challenges that we will face as an early-stage company seeking to develop a new manufacturing process. If we are not able to develop our business, we will not be able to achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

Our leadership team and board of directors have limited experience working with one another and if they do not work together effectively, it could harm our business plans, prospects, results of operations and financial condition. Our executive officers, board of directors and key employees have worked together for a limited period of time. If our management team cannot successfully work together, if they fail to develop a thorough understanding of our business on a timely basis, or if they prove unable to meet the demands of running a public company, it could harm our business, prospects, financial condition and results of operations.

Our success depends on the continuing efforts and abilities of Dr. John Tuttle, our President and Chief Executive Officer. The loss or ineffectiveness of Dr. Tuttle could harm our business plans, prospects, results of operations and financial condition. In addition, our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel, could materially harm our business and results of operations. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

The scope of our patent protection may be insufficient to protect our intellectual property. If we have failed to adequately protect our intellectual property through patent or other means, it could harm our business plans, prospects, results of operations and financial condition. The scope of our patent protection is uncertain. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. Patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States. We cannot ensure that:

•	Patents will issue from pending or future applications;

•	Our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	Foreign intellectual property laws will protect our intellectual property; or

•	Others will not independently develop similar products, duplicate our products or design around any patents issued to us.

We may be involved in intellectual property litigation that causes us to incur significant expenses or prevents us from selling our products, which could harm our business plans, prospects, results of operations and financial condition. Hundreds of solar cell patents have been issued worldwide. Many of these patents are broadly written and encompass basic and fundamental theories of how solar cells should or could work. As we continue to develop our technology, our designs may infringe the patent or intellectual property rights of others. Whether our technology infringes or not, we may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others. We may also commence lawsuits against others who we believe are infringing upon our rights. Involvement in intellectual property litigation could result in significant expense to DayStar, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant or plaintiff in any such litigation, we may, among other things, be required to:

•	Pay substantial damages;

•	Cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	Expend significant resources to develop or acquire non-infringing intellectual property;

•	Discontinue processes incorporating infringing technology; or

•	Obtain licenses to the infringing intellectual property

We cannot guarantee that we would be successful in such development or acquisition or that such license would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could harm our business plans, prospects, results of operations and financial condition.

Our competitors may develop a cheaper, better product and bring that product to market faster than we can. If they do, we may never be able to sell product, or our market share may be significantly reduced, which will harm our business plans, prospects, results of operations and financial condition. If we do not create a competitive solar cell product or manufacturing process or we are late to market, it will harm our business plans, prospects, results of operations and financial condition. The target markets for the products we are developing are competitive. We expect competition from numerous companies in each of the markets in which we intend to participate. Our competition consists of major international energy and chemical companies, such as BP Solar, and specialized electronics firms, such as Sharp Corporation and Kyocera Corporation. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost competitive product before our competitors would harm our business plans, prospects, results of operations and financial condition.

As long as the Class B public warrants are outstanding, it may limit our ability to raise additional funds. During the term that the Class B public warrants are outstanding, the holders of the public warrants are given the opportunity to profit from a rise in the market price of our Common Stock. In addition, the Class B public warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

Risks Related to Our Private Placement of Senior Convertible Note and Warrants and this Offering

In connection with our private placement of the Note and issuance of Warrants to the Investor, we may have to convert the Note into shares of our Common Stock, and issue shares of our Common Stock upon exercise of the Class A and Class B Warrants, at prices which may result in substantial dilution to our shareholders. As of June 5, 2006, if the shareholders approve the transaction, the Company will be obligated to issue (1) up to 1,304,348 shares issuable upon conversion of the Note, subject to adjustment, (2) up to 58,255 shares in payment of interest on the Note, (3) 1,333,334 shares issuable upon exercise of the Class A and Class B Warrants issued to the Investor, and (4) 51,450 shares issuable upon conversion of the Consultant Warrants. The conversion price for the Note was $11.50 per share, subject to adjustment. The exercise prices for the (a) Class A Warrant was $12.75 per share, (b) Class B Warrant was $17.25 per share, and (c) the shares issued upon conversion of the Consultant Warrants was $3.00 per share. The maturity date for the Note is eight (8) months after the first to occur of (i) two weeks after the Registration Statement of which this Prospectus is a part, being declared effective, and (ii) September 25, 2006, unless otherwise extended pursuant to the terms of the Note. The remaining life for the Class A and Class B warrants was five years. As of June 5, 2006, the remaining weighted average life for all outstanding Consultant Warrants was 3.67 years. The issuance of any shares of our Common Stock pursuant to the conversion or exercise of the above securities could significantly dilute your ownership in the Company.

The principal and interest payable on the Note are convertible into shares of our Common Stock, and under certain circumstances this conversion is mandated. The number of shares of our Common Stock that are issuable upon conversion of the Note is equal to the aggregate amount of the principal, interest and fees then due and payable with respect to the Note divided by the fixed conversion price then in effect (which, as of the date of this prospectus, is $11.50). The fixed conversion price is subject to potential future adjustment in the event of future dilutive financing transactions, which would result in the Note becoming convertible into a greater number of shares of our Common Stock.

Moreover, if we raise additional funds through the sale of equity or convertible debt, current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of Common Stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our Common Stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

In connection with our private placement of the Note and issuance of Warrants to the Investor, we will be responsible for having the resale of shares issued upon conversion of the Note and exercise of the Warrants registered with the SEC within defined time periods and subject to adverse consequences if the shares are not registered with the SEC within those defined time periods. Pursuant to our agreement with the Investor, we are obligated, by June 24, 2006, to file the Registration Statement with the SEC covering the resale of all shares issuable to Investor upon conversion of the Note or exercise of the Warrants. We are also obligated to cause such Registration Statement, of which this prospectus is a part, to be declared effective no later than August 23, 2006, or if the Registration Statement is reviewed by the SEC, no later than September 22, 2006. If we fail to file the Registration Statement, we must pay to the Investor an amount in cash equal to two percent (2%) of the outstanding balance of the Note, and a two percent (2%) cash payment every thirty days thereafter until we file the Registration Statement. In the event that the Registration Statement is not declared effective with 120 days, the Company will owe an additional cash payment of 2% of the outstanding principal amount of the Note on the date of such failure. The total penalty payment is capped at 10% of the outstanding balance of the Note.

Accounting charges resulting from our issuance of the Note will lead to significant non-cash charges which will adversely impact future interest expense and net loss. While our accounting evaluation of the Note is not complete, because of certain contractual provisions in the Note and Warrant agreements together with certain provisions of United States Generally Accepted Accounting Principles, we will likely be required to record approximately $4.5 million in non-cash interest charges over the life of the Note (in addition to interest expense relating to the 7.5% interest rate borne by the Note which will be paid in cash or shares of our common stock, at our option).

Our Common Stock could be subject to extreme volatility. Our Common Stock is currently traded on the NASDAQ Capital Market. The trading volume of our Common Stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. The trading price of our Common Stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our Common Stock may be affected by a number of factors, including events described in the Risk Factors set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar cell industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our Common Stock. These fluctuations may have a negative effect on the market price of our Common Stock.

The influx of additional shares of our Common Stock into the market may create downward pressure on the trading price of our Common Stock. The initial sale or secondary resale of significant amounts of our Common Stock in the public markets could have an adverse effect on the market price of our Common Stock. As a result, you may lose all or a portion of your investment and we may experience difficulty in selling our equity securities in the future at prices that we deem to be appropriate. This prospectus covers the resale of up to 3,556,168 shares of our Common Stock. Due to the significance of the number of shares being registered, as compared to our presently outstanding shares of 6,560,723, the entry of those shares into the public market or the mere expectation of the entry of those shares into the market, could adversely affect the market price of our Common Stock and could impair our ability to obtain capital through securities offerings.

The significant downward pressure on the market price of our Common Stock that would result from the sale of a significant amount of such shares of Common Stock could also encourage “short sales” by the Selling Shareholders or others. These “short sales” occur when an investor commits to sell a security that he or she does not own at the time such commitment is made, but that the investor hopes to buy in earnest at a lower price in the future before he or she must deliver the security to the counterparty on the original sale. Investors typically engage in short selling when they believe that the price of the underlying security will decline before the time of settlement. In the event of a significant increase in short selling of our Common Stock, other investors may interpret such increase as a sign that the market price of our Common Stock will decline, causing further downward pressure on the market price.

Substantial Voting Power May be Concentrated in the Hands of Certain Stockholders. The Investor has the right to acquire up to 3,359,806 shares of our Common Stock, should we issue shares for all interest due under the Note and should the Investor exercise all of its Warrants and hold these shares of Common Stock. This would equate to approximately thirty-four percent (34%) of our outstanding Common Stock, after giving effect to such issuance. Under the terms of its agreements with the Investor, however, the Company may not issue more than 19.99% of its outstanding Common Stock, absent stockholder approval.

Moreover, the Investor is contractually prevented (subject to the option of the Investor to increase its maximum ownership percentage to 9.99%) from converting the Note and/or exercising the Warrants if such conversion or exercise would result in any such holder owning more than 4.99% of our issued and outstanding shares of Common Stock. The Investor could, however, effectively avoid this limitation by selling some of the shares of Common Stock that it acquires upon partial conversion of the Note or partial exercise of the Warrants and then receiving additional shares upon further conversion of the Note or further exercise of the Warrants. In this way, the Investor could sell more shares of our Common Stock than these contractual limits while never holding more than such limits. The issuance of our shares of Common Stock to the Investor pursuant to the transaction could result in significant ongoing dilution to all stockholders.

Substantial leverage and debt service obligations may adversely affect our cash flows. In connection with the initial sale of the Note on May 25, 2006, we incurred new indebtedness of $15 million. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we are leveraged could, among other things:

•	make it difficult for us to make payments on the Note;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all, including financing to fund the development or expansion of DayStar’s manufacturing operations;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

If our share price drops below $9.00 per share for ten consecutive trading days we will have to deposit up to $3 million into escrow. The Note provides that if our share price drops below $9.00 per share for ten consecutive trading days, we will have to place up to $3 million in cash into escrow. Our inability to access up to $3 million may have an adverse effect on our ability to complete our development plans according to the schedule we have planned and announced.

We have broad discretion in how we use the net proceeds of the initial sale of the Note and Warrants, and we may not use these proceeds in a manner desired by our stockholders. Our management has broad discretion with respect to the use of the net proceeds from the initial sale of the Note and Warrants and investors will be relying on the judgment of our management regarding the application of these proceeds. Our management could spend most of the net proceeds from the initial sale of the Note and Warrants in ways that our stockholders may not desire or that do not yield a favorable return. You will not have the opportunity to influence the manner in which the net proceeds of the initial sale of the Note and Warrants are used. As of the date of this prospectus, we plan to use the net proceeds from the initial sale of the Note and Warrants for general corporate purposes, including capital expenditures and research and development to fund further enhancements of our manufacturing processes and for working capital. Our future financial performance may differ from our current expectations or our business needs may change as our business and the solar cell industry evolve. As a result, the proceeds we receive from the initial sale of the Note and the Warrants may be used in a manner significantly different from our current expectations.

The agreements governing the Note and Warrants contain various covenants which may limit our ability to operate our business. The agreements governing the Note and the Warrants contain various provisions that limit our ability to, among other things: declare or pay dividends on our Common Stock, redeem any stock, effect certain mergers or other corporate transactions, issue additional securities, or create or incur additional indebtedness. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business.

As long as the Class A and Class B Warrants are outstanding, it may limit our ability to raise additional funds. During the term that the Class A, and the Class B Warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our Common Stock. In addition, the Class A and the Class B Warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and Section 27A of the Securities Act of 1933. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects,” “believes,” “should,” “could,” “may,” “will” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others, our need to raise additional financing, risks related to the development of our CIGS solar cells and manufacturing processes to produce such cells, risks related to our delivery of CIGS to customers, including product reliability, energy efficiency, customer acceptance and product cost; market acceptance of CIGS; intense competition in the solar energy field; our history of losses; the historical volatility of our stock prices; general market conditions; and other factors referred to under the caption “Risk Factors” above.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this prospectus or any prospectus supplement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities. You should carefully review and consider the various disclosures we make in this prospectus and our other reports filed with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in this prospectus under the caption “Risk Factors.”

USE OF PROCEEDS

The Selling Shareholders identified below will receive all of the proceeds from the sale of the shares offered by this prospectus and we will receive no proceeds from this offering. Our obligation to pay amounts otherwise due under the Note will, however, be reduced as a result of the issuance of our Common Stock in conversion or redemption of, or the payment of the principal of, or interest on, the Note. Moreover, we may receive cash upon any exercise of the Warrants for cash by the Investor or other Selling Shareholders. We intend to use any cash we receive from the exercise of the Warrants for working capital, and general corporate purposes.

SELLING SHAREHOLDERS

The shares of Common Stock being offered by the Investor are issuable upon conversion of the Note and upon exercise of the Class A and Class B Warrants. For additional information regarding the issuance of those Note and Warrants, see “Private Placement of Convertible Note and Warrants” above.

In addition, the Company is registering shares of Common Stock underlying the Consultant Warrants set forth in the table below, which were issued in exchange for services rendered to the Company prior to January 31, 2006. For additional information regarding the issuance of those Note and Warrants, see “Warrants Issued to Consultants” above.

We are registering the shares of Common Stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the Note and Warrants issued pursuant to the Securities Purchase Agreement, the Investor has not had any material relationship with us within the past three years. Except for the provision of consulting services to us, no Consultant has had any material relationship with us for the past three years, except for Thomas Polich, who became an employee of and general counsel to the Company in April 2005.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Shareholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Shareholder, based on its ownership of the Note, Warrants and Consultant Warrants, as applicable, as of June 5, 2006, assuming conversion of the Note and exercise of the Warrants and Consultant Warrants, as applicable, held by the Selling Shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of Registration Rights Agreement with the Investor, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of Common Stock issued and issuable upon conversion of the Note (and the interest accrued and payable thereunder) as of the trading day immediately preceding the date the Registration Statement is initially filed with the SEC and (ii) the number of shares of Common Stock issued and issuable upon exercise of the related Warrants as of the trading day immediately preceding the date the Registration Statement is initially filed with the SEC. Because the conversion price of the Note and the exercise price of the Warrants and the Consultant Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Note and the Warrants, until the Company has received shareholder approval of the transaction, the Company may not issue greater than 19.99% of its outstanding stock as of the closing date to the Investor. In addition, the Investor may not convert the Note or exercise the Warrants to the extent such conversion or exercise would cause such Investor, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Note that has not been converted and upon exercise of the Warrants that have not been exercised. The number of shares in the second column does not reflect these limitations.

The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholders	Number of Shares of Common Stock Issuable Pursuant to Offering						Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (4)	Number of Shares of Common Stock Owned After Offering
	Shares Underlying Note	Shares Underlying Warrants	Other Common Shares	Potential Interest Payment Shares	Total (1)	Percent		Total	Percent
Castlerigg Master Investments Ltd. (2)(3)	1,968,217	1,333,334	0	58,255	3,359,806	33%	3,556,168	0	0%
Consultants (5)	0	51,450	0	0	51,450	0.8%	51,450	0	0%

(1)	“Total” column includes the 58,255 “Potential Interest Payment Shares,” even though, as of June 5, 2006, such payments are not due.
(2)	Sandell Asset Management Corp. (“SAMC”), is the investment manager of Castlerigg Master Investments Ltd. (“Master”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp., 40 West 57th Street, New York, NY 10019, Tel: 212.603.5700, Fax: 212.603.5710. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.
(3)	Notwithstanding the numbers listed herein, the Securities Purchase Agreement by and between us and Castlerigg relating to the issuance of the notes and the warrants provides that at no time may the number of shares of Common Stock issued by the Company to Castlerigg exceed 19.99% of our issued and outstanding shares of Common Stock without prior stockholder approval. DayStar’s stockholders are being asked to consider and approve the issuance of over 20% of its outstanding Common Stock to Castlerigg at a Special Meeting of Stockholders to be held on or before November 25, 2006.
(4)

Because the conversion price of the Note and the exercise price of the Warrants and the Consultant Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Accordingly, by contractual commitment, the shares being registered for the Investor are equal to 130% of the shares included in the first column of this table (inclusive for this purpose of shares that may be issued as interest under the Note).

(5)	The Consultants include: John Peter Lynch, David P. Buemi, Stuart H. Brody and Thomas A. Polich. Unless otherwise noted, each Consultant has sole voting and investment power with respect to all Consultant Warrants beneficially owned by him or her.

Information about any other Selling Shareholders will be set forth in prospectus supplements or post-effective amendments, if required. The Selling Shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their securities since the date on which the information in the above table is presented. Information about the Selling Shareholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the Note and upon exercise of the Warrants to permit the resale of these shares of Common Stock by the Selling Shareholders and any holders of the Note and Warrants from time to time after the date of this prospectus.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Note or Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $60,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the Registration Rights Agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Whiteman Osterman & Hanna, LLP, Albany, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2005, have been so incorporated in reliance on the report of Hein & Associates LLP, our independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http:/www.sec.gov, and from our website at http:/www.daystartech.com.

We “incorporate by reference” in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement that is contained in a document incorporated by reference in this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any documents to the extent filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus but before the end of the offering made under this prospectus:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (as filed on March 17, 2006);

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 (as filed on May 12, 2006);

•	our Current Reports on Form 8-K, as filed on May 26, March 14, April 7 and April 10, 2006;

•	those portions of our definitive proxy statement for our annual meeting of stockholders to be held on June 19, 2006 that are deemed filed with the SEC (as filed on May 17, 2006);

•	the description of the Company’s Common Stock, $0.01 par value per share set forth in the Company’s Registration Statement on Form 8-A (File No. 000-50508), filed on February 5, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such information.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

We will provide a copy of all documents we incorporate by reference, at no cost, to any person that receives this prospectus. To request a copy of any of these documents, you should call or write our investor relations department at:

DAYSTAR TECHNOLOGIES, INC.

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

INDEMNIFICATION AND DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Expenses at the Offering
Financial Advisors Fee	$670,000
Accounting Fees and Expenses
Hein & Associates	$20,000
Legal Fees and Expenses
McDermott Will & Emery LLP	$80,000
Whiteman, Osterman, and Hanna LLP	$100,000
Miscellaneous	$30,000

Total	$900,000

Item 15. Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Title
5.1		Opinion of Whiteman Osterman & Hanna LLP

10.14	*	Securities Purchase Agreement between the Company and Castlerigg Master Investments, Ltd., dated May 25, 2006

10.15	*	Form of Senior Convertible Note in favor of Castlerigg Master Investments, Ltd., dated May 25, 2006

10.16	*	Form Class A Common Stock Purchase Warrant in favor of Castlerigg Master Investments, Ltd., dated May 25, 2006

10.17	*	Form of Class B Common Stock Purchase Warrant in favor of Castlerigg Master Investments, Ltd., dated May 25, 2006

10.18	*	Registration Rights Agreement between the Company and Castlerigg Master Investments, Ltd., dated May 25, 2006

10.19	*	Escrow Agreement among the Company, Castlerigg Master Investments, Ltd. and KeyBank National Association dated as of May 25, 2006

23.1		Consent of Whiteman Osterman & Hanna LLP (filed as part of Exhibit 5.1)

23.2		Consent of Hein & Associates LLP

24.1		Power of Attorney (included in signature page)

*	As incorporated by reference from that certain Current Report on Form 8-K of the Company, as filed with the SEC on May 26, 2006.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(b) To reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any additional or changed material information on the plan of distribution;

provided, however, that clauses (a), (b) and (c) do not apply if the information required to be included in a post-effective amendment by such clauses is incorporated by reference from periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant under Securities Exchange Act of 1934 (the “Exchange Act”) or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is deemed part of and included in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(c) If the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halfmoon, State of New York, on June 7, 2006.

DAYSTAR TECHNOLOGIES, INC.

By:	/S/ JOHN R. TUTTLE
John R. Tuttle Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John R. Tuttle and Thomas A. Polich (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and on his or her behalf and in his or her place and stead in any and all capacities, to make, execute and sign DayStar Technologies, Inc.’s securities offering registration statement filed on Form S-3 and any and all amendments, including any post-effective amendments, and supplements to such registration statement, and to file the same, with any and all exhibits and other documents requisite in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ JOHN R. TUTTLE
John R. Tuttle
Chairman, President and Chief Executive Officer
June 7, 2006

/S/ STEPHEN A. AANDERUD
Stephen A. Aanderud
Chief Financial Officer
June 7, 2006

/S/ ROBERT G. ALDRICH*
Robert G. Aldrich
Director
June 7, 2006

/S/ RANDOLPH A. GRAVES, JR.*
Randolph A. Graves, Jr.
Director
June 7, 2006

/S/ KELLY A. LOVELL*
Kelly A. Lovell
Director
June 7, 2006

/S/ SCOTT M. SCHECTER*
Scott M. Schecter
Director
June 7, 2006

/S/ STEVEN C. ARGABRIGHT*
Steven C. Argabright
Director
June 7, 2006

*By:	/S/ THOMAS A. POLICH
Thomas A. Polich Attorney-in-fact June 7, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Title
5.1	Opinion of Whiteman Osterman & Hanna LLP

23.1	Consent of Whiteman Osterman & Hanna LLP (filed as part of Exhibit 5.1)

23.2	Consent of Hein & Associates LLP

24.1	Power of Attorney (included in signature page)